Exhibit 10

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of July 12, 2016, by and between AAR CORP., a Delaware corporation (the “Company”), and John M. Holmes (“Employee”).

WHEREAS, Employee is a Vice President of the Company and the Chief Operating Officer of the Company’s Aviation Services business group (“AS COO”); and

WHEREAS, the Company desires to continue Employee’s employment with the Company, and Employee desires to continue in the Company’s employment, in each case upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1.                                      Employment.  The Company hereby continues to employ Employee, and Employee hereby accepts continued employment by the Company, upon the terms and subject to the conditions hereinafter set forth.

2.                                      Term.  The term of this Agreement (the “Term”) shall commence as of the date hereof and, unless terminated earlier as herein provided, shall end on May 31, 2020; provided that on such date, and each June 1 thereafter (each, an “Anniversary Date”), the Term shall automatically and without any action by either party be extended for an additional period of one year, unless at least 90 days prior to any Anniversary Date either party notifies the other of its election not to extend the then current Term, in which case the Term shall end at the expiration of the Term as last extended, unless terminated earlier as herein provided.

3.                                      Duties.

(a)                                 Employee shall have the title, duties and responsibilities of AS COO and such other titles, duties and responsibilities as may from time to time be assigned by the Company’s Chief Executive Officer (the “CEO”) that are consistent with such duties and responsibilities.

(b)                                 Employee agrees to do and perform all such acts and duties faithfully and diligently and to furnish such services as the CEO may from time to time direct, and do and perform all acts in the ordinary course of business of the Company (within such limits as the CEO may prescribe) necessary and conducive to the best interest of the Company.

(c)                                  Employee agrees to devote his full time, energy and skill to the business of the Company and to the promotion of the best interests of the Company and the performance of his duties as AS COO and in such other capacities as he may be elected; provided that Employee shall not (to the extent not inconsistent with Sections 3(d), 8(a) and 8(b) below) be prevented from (i) serving as a director of any corporation consented to in advance by the CEO, (ii) engaging in charitable, religious, civic or other non-profit community activities, or (iii) investing his personal assets in such form or manner as will not require any substantial services on his part in the operation or affairs of the business in which such investments are made which would detract from or interfere or cause a conflict of interest with performance of his duties hereunder.

(d)                                 Employee agrees to observe policies and procedures of the Company in effect from time to time applicable to employees of the Company including, without limitation, policies with respect to employee loyalty and prohibited conflicts of interest.

4.                                      Compensation.  The Company shall pay to Employee, for all services to be performed by Employee an annual base salary (“Base Salary”) at the rate of $463,500 per fiscal year, or such greater amount as may be authorized by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), in its sole discretion, upon annual review during the Term of employment, payable in periodic installments in accordance with the Company’s payroll practice in effect from time to time and prorated for any portion of a fiscal year (the Company’s fiscal year currently being the period from June 1 of each year through May 31 of the following year).

5.                                      Incentive Bonus Payments.  In addition to the Base Salary described above, Employee will continue to participate in and receive payments under such incentive bonus programs as the Company, in its sole discretion, may authorize from time to time for Employee and other executive officers of the Company; provided, however, Employee will be entitled to the following during the Term of this Agreement:

(a)                                 Annual Discretionary Incentive Bonus Opportunity.  Employee will have a graduated annual, cash incentive bonus opportunity of 100% of Base Salary for performance at target (and less or no bonus for performance less than target) and up to 200% of Base Salary (or such higher percentage as the Compensation Committee may determine) for performance in excess of target. Performance will be measured against annual financial targets approved by the Compensation Committee which, in the Compensation Committee’s discretion, may be intended to qualify the cash incentive bonus as performance-based compensation under Code Section 162(m).  Actual bonus amounts paid for particular levels of performance will be as determined by the Compensation Committee, and such bonus amounts will be paid in cash within 2-1/2 months after the end of each fiscal year.

(b)                                 Long-Term Incentive Bonus Awards.  Employee will receive awards under the Company’s long-term cash-based and/or equity-based programs, which may include stock options, stock appreciation rights, performance and non-performance restricted stock or restricted stock units, and/or cash, as determined by the Compensation Committee.  Employee will receive stock awards approved by the Compensation Committee at its July 11, 2016 meeting with an aggregate grant value of approximately $1 million, containing such terms as the Compensation Committee shall provide.

(c)                                  Special Equity Award.  In addition to the awards under Section 5(b), Employee will receive a special performance-based restricted stock award approved by the Compensation Committee at its July 11, 2016 meeting with a grant value of $2 million, containing such terms as the Compensation Committee shall provide; provided, that the award shall vest 50% on the third anniversary date of the award and 50% on the fourth anniversary date of the award.  The award shall be subject to achievement of the following performance measure for the three-year performance period beginning June 1, 2016 and ending May 31, 2019 as set forth on Exhibit A.

In the event of Employee’s termination of employment by the Company without Cause or by the Employee for Good Reason, or due to Employee’s death or Disability, (each of “Cause”, “Good Reason” and “Disability” as defined below) prior to the date on which the award shall have become 100% vested, the award will become vested pro rata (including any portion of the award having become vested prior to the date of termination) based on the fraction the numerator of which is the number of days Employee was employed from the date of the award through the date of termination and the denominator of which is 1,460, which pro rata portion shall remain subject to achievement of the applicable performance measures through May 31, 2019.

6.                                      Vacation and Fringe Benefits; Executive Perquisites.

(a)                                 Employee will accrue vacation in accordance with the Company’s policy in effect from time to time for other executive officers; provided that no decrease in vacation benefits from those available on the date hereof shall be applicable to Employee during the Term hereof.  Employee shall be entitled to participate, according to eligibility provisions of each, in such medical, life and disability insurance programs, profit sharing plans, retirement plans, executive financial planning programs, and other fringe benefit plans as may be in effect from time to time during the Term hereof and available to other executive officers of the Company.

(b)                                 In addition, during the Term of this Agreement and any extension thereof, Employee shall be entitled to the following additional perquisites:

(i)                                     reimbursement of travel and related expenses in connection with services to and participation in meetings of not-for-profit educational organization boards of which he is a member;

(ii)                                  professional financial planning and income tax preparation assistance expenses actually incurred in an amount not to exceed $15,000 per calendar year;

(iii)                               participation in the Company’s executive annual physical and preventative health program in effect from time to time;

(iv)                              participation in the defined contribution portion of the Company’s Supplemental Key Employee Retirement Plan (the “SKERP”), with the right to receive annual Additional Supplemental Company Contributions in an amount of up to 10% of Base Salary and actual bonus paid for such year, subject to the terms of the SKERP, including the vesting provisions; and

(v)                                 payment of reasonable legal fees (not to exceed $15,000) related to the review and negotiation of this Agreement by Employee’s counsel.

7.                                      Termination.

(a)                                 The Company may terminate Employee’s employment at any time during the Term of this Agreement for Cause.  The term “Cause” means:

(i)                                     Employee engages, during the performance of his duties hereunder, in material acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance; or

(ii)                                  Employee intentionally disobeys or disregards a material, lawful and proper direction of the CEO or the Board of Directors; or

(iii)                               Employee materially breaches the Agreement and such breach, by its nature, is incapable of being cured, or such breach remains uncured for more than 30 days following receipt by Employee of written notice from the Company specifying the nature of the breach and demanding the cure thereof.  For purposes of this clause (iii), a material breach of the Agreement that involves inattention by Employee to his duties under the Agreement shall be deemed a breach capable of cure.

Without limiting the generality of the foregoing, none of the following shall constitute Cause for the termination of Employee’s employment:

(x)                                 any personal or policy disagreement between Employee and the Company or any member of the Board of Directors; or

(y)                                 any action taken by Employee in connection with his duties hereunder, or any failure to act, if Employee acted or failed to act in good faith and in a manner he reasonably believed to be in and not opposed to the best interest of the Company and he had no reasonable cause to believe his conduct was unlawful; or

(z)                                  termination of employment of Employee for unsatisfactory performance (including failure to meet financial goals).

A finding of termination for Cause shall be made by majority action of all of the independent directors of the Board of Directors taken at a regular or specially called meeting of the Board, upon a minimum of 10 days written notice thereof to Employee, with termination of Employee’s employment listed as an agenda item.  Employee will be given a reasonable opportunity to be heard at such meeting with his attorney present if Employee desires.

Upon termination of Employee’s employment by the Company for Cause, Employee will be eligible to receive (A) his Base Salary for the period ending on his termination date, (B) payment for unused vacation days, as determined in accordance with the Company’s policy as in effect at that time, and (C) such other payments, rights and benefits for which Employee may be eligible pursuant to any Company employee benefit plan or pursuant to any other agreement or arrangement between Employee and the Company.

(b)                                 The Company may terminate Employee’s employment at any time during the Term without Cause upon a minimum of 30 days written notice thereof to Employee.  Upon such termination pursuant to this Section 7(b), the Company will pay to Employee, (i) monthly for 24 months, an amount equal to Employee’s regular monthly Base Salary at the time of termination plus (ii) a lump sum equal to two times Employee’s average annual cash bonus under Section 5(a) paid in the preceding two fiscal years of the Company; provided, however, all such payment obligations shall terminate immediately upon any material breach by Employee of Section 8(a) of this Agreement or any breach by Employee of Section 8(b) of this Agreement.  Upon termination of Employee’s employment by the Company without Cause, no further compensation or benefits shall accrue or be payable to Employee under this Agreement except for (i) the payments provided for above, (ii) any Base Salary, bonus or other benefits which have accrued to Employee prior to the date of any such termination, and (iii) such other payments, rights and benefits for which Employee may be eligible pursuant to any Company employee benefit plan or policy (including unused vacation) or pursuant to any other agreement or arrangement between Employee and the Company.

(c)                                  Employee may terminate his employment with the Company at any time during the Term for or without Good Reason upon a minimum of 30 days written notice thereof to the Company; provided, however, that such termination of employment for Good Reason must occur within 90 days of the event constituting Good Reason.  The term “Good Reason” means:

(i)                                     a material reduction in the nature or scope of Employee’s duties, responsibilities, authority, power or functions, or a material reduction in Employee’s compensation (including benefits) from then-current levels; or

(ii)                                  a material breach of this Agreement by the Company and such breach, by its nature, is incapable of being cured, or such breach remains uncured for more than 30 days following receipt by the Company of written notice from Employee specifying the nature of the breach and demanding the cure thereof; or

(iii)                               a relocation of the primary place of employment of at least 50 miles.

Upon termination of employment by Employee for Good Reason, the Company will pay to Employee, (i) monthly for 24 months, an amount equal to Employee’s regular monthly Base Salary at the time of termination plus (ii) a lump sum equal to two times Employee’s average annual cash bonus under Section 5(a) paid in the preceding two fiscal years of the Company; provided all such payment obligations shall terminate immediately upon any breach by Employee of Section 8 of this Agreement.  Upon termination of employment by Employee pursuant to this Section 7(c), no further compensation or benefits shall accrue or be payable to Employee under this Agreement except for (A) the payments provided for in the sentence immediately above upon a termination for Good Reason, (B) any Base Salary, bonus or other benefits which have accrued to Employee prior to the date of any such termination, and (C) such other payments, rights and benefits for which Employee may be eligible pursuant to any Company employee benefit plan or policy (including unused vacation) or pursuant to any other agreement or arrangement between Employee and the Company.

(d)                                 This Agreement shall automatically terminate upon the death of Employee during the Term.  Upon termination of this Agreement due to death, Employee’s beneficiary, designated by written instrument delivered to the Company (or, if no beneficiary is designated or survives Employee, to the duly appointed representative of his estate) will be eligible to receive (A) Employee’s Base Salary for the period ending on his termination date, (B) payment for unused vacation days, as determined in accordance with the Company’s policy as in effect at that time, and (C) such other payments, rights and benefits for which Employee may be eligible pursuant to any Company employee benefit plan or pursuant to any other agreement or arrangement between Employee and the Company.  Death benefits payable under any of the Company’s benefit plans in which Employee was a participant at the time of his death shall be payable in accordance with the terms of such plans.

(e)                                  The Company or Employee may terminate Employee’s employment at any time during the Term because of the Disability of Employee.  “Disability” shall mean a physical or mental condition which has prevented Employee from substantially performing his duties under Employee’s Agreement for a period of 180 days and which is expected to continue to render Employee unable to substantially perform his duties for the remaining Term of this Agreement on a full-time basis.  The Company will make reasonable accommodation for any handicap of Employee as may be required by applicable law.

In the event of termination by the Company for Disability, a finding shall be made by resolution adopted by a majority of the independent directors of the Board of Directors of the Company, setting forth the particulars of the Disability.  The Company may require the submission of such medical evidence as to the condition of Employee as it may deem necessary in order to arrive at its determination of its position as to the occurrence of a Disability.  Employee will be provided with reasonable opportunity to present additional medical evidence as to the medical condition of Employee for consideration prior to the independent directors of the Board of Directors making their determination of their position as to the occurrence of a Disability.

Upon termination of Employee’s employment for Disability, Employee will continue to be eligible to participate in the Company’s medical, dental and life insurance programs available to executive officers in accordance with their terms applicable to employees for a period of two years from the date of such termination of employment.  Further, in the event of termination of employment pursuant to this Section 7(e), Employee will be eligible to receive (A) his Base Salary for the period ending on his termination date, (B) payment for unused vacation days, as determined in accordance with the Company’s policy as in effect at that time, and (C) such other payments, rights and benefits for which Employee may be eligible pursuant to any Company employee benefit plan or pursuant to any other agreement or arrangement between Employee and the Company.

8.                                      Confidential Information and Restriction of Competition.

(a)                                 Employee acknowledges that his employment hereunder will place him in a position of utmost trust and confidence and that he will have access to non-public information concerning the operation of the business of the Company and any affiliated companies as to which Employee provided services or had access to confidential information (hereinafter referred to in this Section as the “Affiliated Companies”), including, but not limited to, manufacturing methods, developments, secret processes, costs, prices and pricing methods, sources of supply, customer information, financial information, and personnel information (the “Confidential Information”).  Employee acknowledges that the Confidential Information is among the Company’s and the Affiliated Companies’ most valuable assets and that the value of such information may be destroyed by unauthorized use or disclosure.  All such Confidential Information imparted to or learned by Employee in the course of his employment (whether acquired before or after the date hereof) will be deemed to be confidential and will not be used or disclosed by Employee, except to the extent necessary to perform his duties and, in no event, disclosed to anyone outside the employ of the Affiliated Companies and their authorized consultants and advisors, unless express written authorization to use or disclose such information has been given by the Company.  If Employee ceases to be employed by the Company for any reason, he shall not take with him any documents or other papers containing or reflecting Confidential Information or any other Company property, and Employee shall return all documents and files (whether in electronic or paper form) and other Company property to the Company immediately upon cessation of his employment.

(b)                                 Employee agrees that during the Term and for a period of two years only after (x) voluntary termination of employment hereunder by Employee for Good Reason or (y) termination of employment hereunder by the Company without Cause, during the Term pursuant to Section 7 above, he shall not, without the express written consent of the Company, either alone or as a consultant to, or partner, employee, officer, director, agent, or stockholder of any organization, entity or business, or otherwise, directly or indirectly (i) take or convert for Employee’s personal gain or benefit or for the benefit of any third party, any business opportunity(ies) relating to the Company’s actual or planned business, of which Employee becomes aware during or as a result of his employment, (ii) directly or indirectly, engage in any Prohibited Activities in competition with the Company or any Affiliated Company’s business, (iii) own, purchase, organize or take preparatory steps for the organization of, or build, design, finance, acquire, lease, operate, mortgage, invest in, provide services directly or indirectly related to Prohibited Activities to, or otherwise engage in, any business in competition with or otherwise similar to the Company’s or any Affiliated Company’s business, (iv) solicit in connection with any activity which is competitive with any of the businesses of the Company or any Affiliated Company, any customers or suppliers of the Company or any Affiliated Company with whom Employee had contact on behalf of the Company during his employment, or induce or attempt to induce any such customer or supplier to terminate or materially change its relationship with Employer; or (v) hire, or solicit or interview for employment, any sales, marketing or management employee of the Company or any Affiliated Company with respect to whom Employee had contact, supervisory responsibility, or access to non-public information.  Prohibited Activities are the maintenance, repair and overhaul of aircraft, aircraft components, aircraft engines and aircraft engine components; the manufacture of aircraft parts or components, aircraft engine parts or components, and military rapid deployment products of the type manufactured by the Company; the financing, buying, selling, trading, brokering and leasing of aircraft, aircraft engines and components; inventory and logistics management; and rapid deployment of military and defense-related products of the type manufactured by the Company.  Covenants (ii) and (iii) above shall be geographically limited to the following territory:  within 100 miles of any location within the United States of America, or any other country, where the Company or any Affiliated Company did business during the last six months of Employee’s employment with the Company.  The Company and Employee acknowledge the reasonableness of these covenants not to compete and non-solicitation.  Nothing herein shall prohibit Employee from being the legal or equitable holder of not more than 5% of the outstanding capital stock of any publicly held corporation which may be in direct or indirect competition with the Company or any Affiliated Company.  Notwithstanding any other provision of this Agreement, this Section 8(b) shall not apply if the Company terminates Employee’s employment for Cause, Employee’s employment terminates for any reason following a Change in Control of the Company, or if the Company fails to provide severance payments or benefits as required under this Agreement.

(c)                                  If at any time, any clause or portion of this Section 8 shall be deemed invalid or unenforceable by the laws of the jurisdiction in which it is to be enforced by reason of being vague or unreasonable as to duration, geographic scope, nature of activities restricted, or for any other reason, this provision shall be considered divisible as to such portions and the foregoing restrictions shall become and be immediately amended to include only such duration, scope or restriction and such event as shall be deemed reasonable and enforceable by the court or other body having jurisdiction to enforce this Agreement; and the parties hereto agree that the restrictions, as so amended, shall be valid and binding as though the invalid or unenforceable portion had not been involved herein.

(d)                                 Employee acknowledges and agrees that the Company would be irreparably harmed by violations of this Section 8 and in recognition thereof, the Company shall be entitled to an injunction or other decree of specific performance with respect to any violation thereof (without any bond or other security being required) in addition to other available legal and equitable remedies.

(e)                                  This Section 8 shall survive any termination of this Agreement and any termination of Employee’s employment.  The time period associated with each covenant herein shall be tolled (shall not run) for so long as Employee is in breach of that covenant.

9.                                      Changes in Business.  The Company, acting through its Board of Directors, will at all times have complete control over the Company’s business.  Without limiting the generality of the foregoing, the Company may at any time or times change or discontinue any or all of its present or future operations, may close or move any one or more of its divisions or offices, may undertake any new servicing or sales operation, may sell any one or more of its divisions or offices to any company not controlled, directly or indirectly, by the Company or may take any and all other steps which its Board of Directors, in its exclusive judgment, shall deem desirable, and Employee shall have no claim or recourse by reason of such action, except for the enforcement of the provisions of this Agreement.

10.                               Change in Control.

(a)                                 In the event:

(i)                                     a Change in Control of the Company occurs, and

(ii)                                  at any time during the 18-month period commencing on the date of the Change in Control and prior to the end of the Term the Company terminates Employee’s employment for other than Cause or Disability, or Employee terminates his employment for Good Reason, in either case by 30 days written notice to the other party (including the particulars thereof), and having given the other party the opportunity to be heard with respect thereto, then in lieu of benefits described in Section 7(b) or (c):

(A)                               The Company shall pay to Employee a lump sum cash payment, within 30 days following such termination of employment, in an amount equal to the sum of (1) all unpaid Base Salary earned through the date of termination, (2) any annual cash bonus under Section 5(a) earned by Employee for the fiscal year of the Company most recently ended prior to the date of termination to the extent unpaid on the date of termination, (3) a pro rata portion of the annual cash bonus under Section 5(a), Employee would have earned had he been employed by the Company on the last day of the fiscal year in which the date of termination occurs (as if all performance goals had been met at target level) that is applicable to the period commencing on the first day of such fiscal year and ending on the date of termination, and (4) any and all other benefits and amounts earned by Employee prior to the date of termination to the extent unpaid.

(B)                               The Company shall pay to Employee in a lump sum cash payment, within 30 days after the date of his termination, an amount equal to two times Employee’s total cash compensation (Base Salary plus annual cash bonus under Section 5(a)) for either the fiscal year of the Company most recently ended prior to the date of termination, or the preceding fiscal year, whichever is the highest total cash compensation;

(C)                               Employee and his spouse shall continue to be covered by, and receive employee welfare and executive fringe benefits in accordance with the terms of, all of the Company’s welfare benefit plans and executive fringe benefit programs for two years following the date of termination, and at no less than the levels he and his spouse were receiving immediately prior to the Change in Control.  Employee’s spouse shall be entitled to continued benefits coverage pursuant to the preceding sentence for the balance of such two-year period in the event of Employee’s death during such period.  The period during which Employee and his spouse are entitled to continuation of group health plan coverage pursuant to Code Section 4980B, and Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, shall commence on the date next following the expiration of the aforementioned two-year period.

(D)                               Notwithstanding any conditions or restrictions related to any Award granted to Employee under the AAR CORP. 2013 Stock Plan, (i) all performance opportunity restricted stock shares eligible for award hereunder shall be immediately awarded based on the higher of target or actual performance through the employment termination date using the latest data then available to determine goals applicable for the partial performance period, and all restrictions thereon shall be immediately released, and (ii) all outstanding option grants, stock appreciation rights, restricted stock and restricted stock units granted or awarded under each Plan which have not then become vested or exercisable or which remain restricted, shall immediately become vested or exercisable and restrictions will lapse, as the case may be, and any such options shall remain exercisable for the full remaining life of the option(s).

(b)                                 In the event that a Change in Control has occurred, and notwithstanding any conditions or restrictions related to any Award granted to Employee under the AAR CORP. Stock Benefit Plan, (i) all performance opportunity restricted stock shares eligible for award hereunder shall be immediately awarded based on the higher of target or actual performance through the effective date of a Change in Control using the latest data then available to determine goals applicable for the partial performance period, and all restrictions thereon shall be immediately released, and (ii) all outstanding option grants, stock appreciation rights, restricted stock and restricted stock units granted or awarded under the Plan which have not then become vested or exercisable or which remain restricted, shall immediately become vested or exercisable and restrictions will lapse, as the case may be, and any such options shall remain exercisable for the full remaining life of the option(s) whether or not Employee’s employment continues.

(c)                                  The amounts paid to Employee under this Change in Control provision applicable to Employee shall be considered severance pay in consideration of past services Employee has rendered to the Company and in consideration of Employee’s continued service from the date hereof to entitlement to those payments.

(d)                                 For purposes of this provision, Change in Control means the earliest of:

(i)                                     any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), has acquired (other than directly from the Company) beneficial ownership (as that term is defined in Rule 13d-3 under the Exchange Act), of more than 35% of the outstanding capital stock of the Company entitled to vote for the election of directors; or

(ii)                                  the effective time of (A) a merger or consolidation or other business combination of the Company with one or more other corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such business combination hold less than 60% of the voting stock of the surviving or resulting corporation, or (B) a transfer of substantially all of the assets of the Company other than to an entity of which the Company owns at least 80% of the voting stock; or

(iii)                               the election, over any 12-month period, to the Board of Directors of the Company without the recommendation or approval of the incumbent Board of Directors of the Company, of the directors constituting a majority of the number of directors of the Company then in office.

(e)                                  If in connection with the Change in Control or other event Executive would be or is subject to an excise tax under Section 4999 of the Internal Revenue Code (an “Excise Tax”) with respect to any cash, benefits or other property received, or any acceleration of vesting of any benefit or award (the “Change in Control Benefits”), Employee may elect to have the Change in Control Benefits otherwise payable under this Agreement reduced to the largest amount payable without resulting in the imposition of such Excise Tax.  Within 15 days after the occurrence of the event that triggers the Excise Tax, a nationally recognized accounting firm selected by the Company shall make a determination as to whether any Excise Tax would be reported with respect to the Change in Control Benefits and, if so, the amount of the Excise Tax, the total net after-tax amount of the Change in Control Benefits (after taking into account federal, state and local income and employment taxes and the Excise Tax) and the amount of reduction to the Change in Control Benefits necessary to avoid such Excise Tax.  Any reduction to the Change in Control Benefits shall first be made from any cash benefits payable pursuant to this Agreement, if any, and thereafter, as determined by Employee, and the Company shall provide Employee with such information as is necessary to make such determination.  The Company shall be responsible for all fees and expenses connected with the determinations by the accounting firm pursuant to this Section 10(e).  Employee agrees to notify the Company in the event of any audit or other proceeding by the IRS or any taxing authority in which the IRS or other taxing authority asserts that any Excise Tax should be assessed against Employee and to cooperate with the Company in contesting any such proposed assessment with respect to such Excise Tax (a “Proposed Assessment”).  Employee agrees not to settle any Proposed Assessment without the consent of the Company.  If the Company does not consent to allow Employee to settle the Proposed Assessment, within 30 days following such demand therefor, the Company shall indemnify and hold harmless Employee with respect to any additional taxes, interest and/or penalties that Employee is required to pay by reason of the delay in finally resolving Employee’s tax liability (such indemnification to be made as soon as practicable, but in no event later than the end of the calendar year following the calendar year in which Employee makes such remittance).

11.                               Legal Fees.  The Company will pay reasonable legal/attorney’s fees (including court costs and other costs of litigation) incurred by Employee in connection with enforcement of any right or benefit under this Agreement, if Employee prevails in whole or in part, in a court of final jurisdiction or pursuant to final and binding arbitration, in an enforcement action against the Company.  In the event Employee prevails in part, the Company’s obligation hereunder shall be computed on a pro rata basis.

12.                               Section 409A Compliance.

(a)                                 If at the time of Employee’s termination of employment for reasons other than death he is a “specified employee” (as such term is defined and determined in accordance with the procedures set forth in Treas. Reg. §1.409A-1(i)), any amounts payable to Employee pursuant to this Agreement that are subject to Section 409A of the Internal Revenue Code shall not be paid or commence to be paid until six months following Employee’s termination of employment, or if earlier, Employee’s subsequent death.  Each payment made pursuant to Section 7(b)(i) and 7(b)(ii) or 7(c)(i) and 7(c)(ii) shall be considered a separate payment for purposes of Section 409A.

(b)                                 Reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A of the Internal Revenue Code are subject to the following restrictions:  (1) the amount of expenses eligible for reimbursements, or in-kind benefits provided, to Employee during a calendar year shall not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year, and (2) reimbursement of an eligible expense shall be made as soon as practicable, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred.

(c)                                  The provisions of the Agreement and all other Company agreements or arrangements applicable to Employee will be interpreted and construed in favor of their meeting any applicable requirements of Code Section 409A.  The Company, in its reasonable discretion, may amend (including retroactively) this Agreement and any such other agreements or arrangements in order to conform with Code Section 409A, including amending to facilitate the ability of Employee to avoid the imposition of interest and additional tax under Code Section 409A.  If the Company takes any action, or fails to take any action, with respect to this Agreement or any Company benefit plan or arrangement, and such action or failure to act causes (to the knowledge of the Company) any compensation income to Employee to (i) be subject to Code Section 409A, or (ii) fail to comply in any respect with Code Section 409A, without the written consent of Employee, then the Company shall pay Employee a gross-up bonus in an amount equal to (A) all taxes and penalties assessed under Code Section 409A on any such compensation income imposed as a result of such action or failure to act, plus (B) any federal, state, and local income taxes and penalties (including FICA) payable by Employee on such gross-up bonus, in order to put Employee in the same position he would have been in if the tax provisions and penalties of Code Section 409A did not apply.  The gross-up bonus shall be paid within 30 days after Employee remits the related excise tax or other amounts to the appropriate taxing authority.

13.                               Survival.  Sections 8 and 11 of this Agreement shall survive and continue in full force and effect in accordance with their terms notwithstanding the termination of this Agreement.

14.                               Notices.  Any notice or other instrument or thing required or permitted to be given, served or delivered to any of the parties hereto shall be delivered personally or deposited in the United States mail, with proper postage prepaid, or facsimile transmission to the addresses listed below:

(a)         If to the Company, to:

AAR CORP.
1100 N. Wood Dale Road
Wood Dale, Illinois 60191
Attention: Chairman of the Board, President and Chief Executive Officer

With a copy to:

AAR CORP.
1100 N. Wood Dale Road
Wood Dale, Illinois 60191
Attention:  General Counsel

(b)         If to Employee, to:

John M. Holmes
333 W. Hubbard, #806
Chicago, IL 60654

or to such other address as either party may from time to time designate by notice to the other.  Each notice shall be effective when such notice and any required copy are delivered to the applicable address.

15.                               Non-Assignment.

(a)                                 The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of Employee, and any attempted unpermitted assignment shall be null and void and without further effect; provided, however, that, upon the sale or transfer of all or substantially all of the assets of the Company, or upon the merger of the Company into or the combination with another corporation or other business entity, or upon the liquidation or dissolution of the Company, this Agreement will inure to the benefit of and be binding upon the person, firm or corporation purchasing such assets, or the corporation surviving such merger or consolidation, or the shareholder effecting such liquidation or dissolution, as the case may be.  After any such transaction, the term Company in this Agreement shall refer to the entity which conducts the business now conducted by the Company.  The provisions of this Agreement shall be binding upon and inure to the benefit of the estate and beneficiaries of Employee and upon and to the benefit of the permitted successors and assigns of the parties hereto.

(b)                                 Employee agrees on behalf of himself, his heirs, executors and administrators, and any other person or person claiming any benefit under him by virtue of this Agreement, that this Agreement and all rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by Employee or by any beneficiary, heir, executor, administrator or other person claiming under Employee by virtue of this Agreement and shall not be subject to execution, attachment or similar process.  Any attempted assigned, transfer, pledge or hypothecation or any other disposition of this Agreement or of such rights, interests and benefits contrary to the foregoing provisions or the levy or any execution, attachment or similar process thereon shall be null and void and without further effect.

16.                               Severability.  If any term, clause or provision contained herein is declared or held invalid by any court of competent jurisdiction, such declaration or holding shall not affect the validity of any other term, clause or provision herein contained.

17.                               Construction.  Careful scrutiny has been given to this Agreement by the Company, Employee, and their respective legal counsel.  Accordingly, the rule of construction that the ambiguities of the contract shall be resolved against the party which caused the contract to be drafted shall have no application in the construction or interpretation of this Agreement or any clause or provision hereof.

18.                               Entire Agreement.  This Agreement as herein and the other agreements referred to herein set forth the entire understanding of the parties and supersede all prior agreements, arrangements and communications, whether oral or written, pertaining to the subject matter hereof.  This Agreement shall not be modified or amended except by the mutual written agreement of the Company and Employee.

19.                               Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and an authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

20.                               Arbitration.  Any controversy or claim arising out of this Agreement, or breach hereof, shall be settled by arbitration in accordance with the laws of the State of Illinois by three arbitrators.  Within 15 days after either party notifies the other party, in writing, of an intention to commence arbitration, the Company shall appoint one arbitrator and Employee shall appoint one arbitrator.  The third arbitrator shall be appointed by the first two arbitrators within ten days of their appointment.  If the third arbitrator cannot be agreed upon, the third arbitrator shall be appointed by the American Arbitration Association.  The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators.  The Company shall pay all arbitrators’ fees and expenses.  Each party shall be responsible for such respective party’s attorneys fees and other expenses of the arbitration.  The arbitrator’s determination shall be final and binding upon all parties and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

21.                               Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its conflicts of law principles.

22.                               Tax Withholding.  All payments hereunder shall be made net of any applicable federal, state and local tax withholding.

23.                               Execution.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and which shall constitute but one and the same Agreement.

WITNESS the due execution of this Agreement by the parties hereto as of the day and year first above written.

Employer:

AAR CORP.

By:	/s/ David P. Storch
David P. Storch
Chairman of the Board, President and Chief Executive Officer

Employee:

/s/ John M. Holmes
John M. Holmes